Exhibit 10.3

AQUINOX PHARMACEUTICALS (CANADA) INC.
450 – 887 Great Northern Way	Tel 604.629.9223
Vancouver, BC, Canada V5T 4T5	Fax 778-331-4486
Web www.aqxpharma.com

Private & Confidential

August 5, 2019

Kamran Alam

Dear Kamran:

Re:         Fixed-Term Employment Agreement

As part of ongoing restructuring, in which Aquinox Pharmaceuticals, Inc. is merging with Neoleukin Therapeutics, Inc. on or around August 8, 2019, we are offering you a further term contract with Aquinox Pharmaceuticals (Canada) Inc. (“Aquinox” or the “Company”), in return for which we are offering a Retention Bonus. As your employment with Aquinox is set to end on August 8, 2019 in accordance with section 5(d) of your Employment Agreement, and amendments thereto, dated May 13, 2014. As a result, pursuant to good and valuable consideration, this new term of employment will be treated as fresh employment, for all purposes.

The following Agreement contains the terms and conditions of your employment with Aquinox commencing on August 9, 2019 and continuing until May 31, 2020 unless terminated in accordance with the provisions of this Agreement. Therefore, in consideration of your fresh employment with the Company and the promises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree as follows:

1.	Definitions

In this Agreement:

(a)	“Affiliate” has the same meaning as in the Canada Business Corporations Act or any successor legislation, as amended from time to time.

(b)	“Agreement” means this agreement and schedules attached to this agreement, as amended or supplemented from time to time by mutual written consent of both Parties.

(c)	“approved by the Company” or words of similar import means approved by an authorized representative of the Company other than you.

(d)	“Base Salary” means the base compensation paid to you on a semi-monthly basis and does not include benefits or other incentive compensation.

(e)	“Board” means the board of directors of the Company.

(f)

“Business” means the business of investigating, discovering, developing, evaluating, or commercializing pharmaceutical compositions for which the Company has initiated a plan or program of investigation, discovery, development, evaluation or commercialization prior to or during your employment with the Company.

(g)	“Cause” means any one or more of the following:

(i)	A material breach of any of your obligations or duties pursuant to this Agreement, which remains uncured seven days from you becoming aware of the breach;

(ii)	Gross negligence or willful misconduct in the course of employment;

(iii)	Any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation;

(iv)	An act or omission involving dishonesty or fraud;

(v)

Substantial and repeated failure to perform the duties reasonably expected of an employee in the biotechnology industry, or to perform certain duties as reasonably directed by management or the Board, or

(vi)	Any other act, omission or conduct constituting cause at common law or under the laws of British Columbia.

(h)	“Commencement Date” means your first day of employment of August 9, 2019.

(i)

“Company” means Aquinox Pharmaceuticals (Canada) Inc., a corporation continued under the laws of Canada having a business address at Suite 450 – 887 Great Northern Way, Vancouver, British Columbia V5T 4T5, and includes subsidiaries or affiliates of the Company where used in the context of Confidential Information or intellectual property rights or protection.

(j)

“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of the Company, including all related developmental or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; (iv) the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and (v) technical and business information of or regarding the Company’s Associates. Confidential Information does not include information that is or becomes generally available to the public without your fault or that you can establish, through written records, was in your possession prior to its disclosure to you in connection with your employment.

(k)	“Developments” includes, without limitation, all:

(i)

Products, software, documentation, research, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)

inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by you, alone or jointly with others, as a result of your employment, which result from your employment or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company.

(l)	“Parties” means, collectively, you and the Company and, for clarity, a “Party” means any one of the Parties.

(m)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(n)

“Products” means (i) therapies, approaches, screening methodologies, diagnostic assays, therapeutic molecules, compounds, and any other products derived from the discovery or development of molecular compounds that can be used to treat human inflammatory diseases, autoimmune disorders and cancer for which a research program has been initiated by the Company and disclosed to you; (ii) any intellectual property or assets owned, licensed, sold, marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products or technologies that the Company discovers or develops during the employment relationship.

(o)	“Termination Date” means your last day of employment of May 31, 2020.

(p)	Use of the defined terms will include both the singular and the plural of each such term, and such use will not be interpreted as changing the meaning first given thereto.

2.	Employment

The terms of your employment will be as follows:

(a)

Term: You will be employed for a fixed-term commencing on the Commencement Date, and ending without any further action or notice by either party on the Termination Date, subject to earlier termination in accordance with this Agreement.

(b)

Position and Responsibilities: You will be employed in the position of Chief Financial Officer reporting to Jonathan Drachman, Chief Executive Officer. You will perform or fulfil the duties and responsibilities as set out in Schedule A.

(c)

Scope of Duties: During your employment you will devote the whole of your working time, attention and abilities to your duties. You agree to give the Company the full benefit of your knowledge, expertise, skill and ingenuity.

(d)

Position May Evolve or Vary: You understand and agree that the above noted duties and responsibilities, and your position, may evolve or vary from time to time over the course of your employment to deal with changing business conditions, expansion or reorganization, and/or an evolving regulatory environment, and you consent to such reasonable variations in such duties and responsibilities, and in the position, as may reasonably be required by the Company from time to time as a result. The company shall not be deemed to have waived the right to require you to perform any duties hereunder by assigning you to any other duties or services or by assigning another individual to perform your duties.

(e)

Base Salary: You will receive an annual Base Salary of USD $380,000 for all hours worked, exclusive of bonuses, benefits and other compensation, payable in equal bi-monthly instalments, on the fifteenth day and last day of each month; this amount will be pro-rated for any partial period of employment or less than full-time work. Should the fifteenth or last day of any month not be a business day, then your salary otherwise due on such date shall be paid to you on the immediately preceding business day and will be subject to source deductions and other deductions required to be deducted and remitted under applicable laws.

(f)

Retention Bonus: You will be eligible for a one-time retention bonus of USD $332,500 less statutory deductions, to be payable upon the earlier of (i) either the termination of this Agreement by the Company on a without cause basis in accordance with Article 5(c) of this Agreement and (ii) the Termination Date; provided in each case that you execute a general release of claims in a form provided by the Company. If you resign prior to the Termination Date or this Agreement is otherwise terminated prior to the Termination Date under any circumstances other than in accordance with Article 5(c), you will not be entitled to the Retention Bonus.

(g)

Excess Hours: You agree that as a manager or high technology professional as defined in the Employment Standards Act of British Columbia, your hours of work will vary and may be irregular and will be those hours required to meet the objectives of your employment. You agree that the compensation described in this Agreement compensates for you all hours worked.

(h)

Stock Options: No new Stock Options will be granted during the term of this Agreement. Any Stock Options that were granted prior to this Agreement will become fully vested as of the consummation of the contemplated merger. For the avoidance of doubt, notwithstanding any other provision hereof, the Company acknowledges that your termination of employment and subsequent commencement of employment pursuant to this Agreement does not represent a break in or termination of “Continuous Service” as defined in the 2014 Equity Incentive Plan for purposes of the ability to exercise any such Stock Options granted prior to the date of this Agreement.

(i)

Vacation Entitlement: You will be entitled to twenty-five (25) days’ paid vacation, pro-rated for any partial year of employment. Your vacation must be taken in accordance with the Company’s vacation policy in effect from time to time.

(j)	Benefits:

(i) Subject to your insurability, you will be eligible to participate in an individual extended health benefits plan paid for by the Company, covering MSP premiums, employee health, medical or other related benefits which the Company shall from time to time provide to its employees, subject to the policies and procedures as set out by the Company and the insurer, until August 8, 2020. For clarity, you will not be eligible to participate in a group health benefits program provided by the Company.

(ii) The Company will provide you with a lump sum payment of CDN $2,000 on August 8, 2019 to cover the differential cost in coverage amounts between the group health benefits program which you may have participated in previously with the Company, and the individual health benefit plan, for the period from August 8, 2019 until August 8, 2020. Such payment shall be treated as a taxable benefit.

(k)

Business Equipment and Other Expenses: The Company will provide you with a computer for business use. You acknowledge that during the term of your employment and thereafter this equipment remains the sole property of the Company. The Company will reimburse you for all reasonable travelling and out-of-pocket expenses actually and properly incurred by you in connection with your duties under this Agreement and in accordance with Company policy and Board approval, provided that you first furnish statements, and receipts or vouchers for all such expenses to the Company.

(l)

Policies. You will be required to comply with the Company’s policies which are in effect as are implemented from time to time during the course of employment. In particular, in compliance with our obligations as a public company, you will be expected to comply with the Company’s Code of Business Conduct and Ethics, Insider Trading and Trading Window, Whistleblower, Confidential Information and Disclosure, Communications, Media and IT Policies.

(m)	Tax Filing Support Services. The Company will provide you with, and cover the cost of, U.S. and Canadian tax filing support services for the 2019 and 2020 tax years.

3.	Confidential Information

As consideration for your promotion and continued employment with the Company, you covenant and agree as follows:

(a)

General Obligation of Confidentiality: You acknowledge that the Confidential Information is the exclusive property of the Company or Persons from whom the Company has obtained its rights. You will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to your employment with the Company, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. You will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. You acknowledge and agree that nothing contained in this Agreement will be construed as an assignment to you of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company. All documents containing Confidential Information are the property of the Company. Without limiting the generality of the foregoing, you hereby transfer to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

(b)

Use of Confidential Information: You agree that at all times during and subsequent to your employment with the Company, you will not use any of the Confidential Information in any manner except as reasonably required for you to perform your duties for the Company. Without limiting the generality of the foregoing, you agree that at all times during and subsequent to your employment, you will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

(c)

Prohibition on Copying: You will not copy or reproduce the Confidential Information except in the course of your employment with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

(d)

Injunctive Relief: You acknowledge that irreparable harm may result to the Company if you breach your obligations under this Article or under subsections 4(d) and 4(e). You acknowledge that such a breach may not properly be compensated by an award of damages. Accordingly, the Company’s remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

(e)

Assignment: You agree to make full disclosure to the Company of each Development promptly after its creation. You hereby irrevocably assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of your right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights trademarks, industrial designs and all other intellectual property rights therein, whether realized within or beyond the scope of your employment, and regardless of the true purpose of the employment relationship, and you irrevocably waive all moral rights you may have in these Developments. You further agree to cooperate fully at all times during and subsequent to your employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to apply for and obtain patents or copyrights, industrial designs trademarks, other intellectual property registrations or other similar rights covering the Development. The Company will be exclusively entitled to make applications for registration of all such rights, in the Company’s sole and unfettered discretion, in any jurisdictions that the company deems necessary. Should the Company be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Development, due to your incapacity or any other cause, you hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by you. You agree that the obligations in this subsection will continue beyond the termination of your employment with respect to any and all Developments created during your employment. For purposes of the copyright laws of the United States of America and other jurisdictions, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

4.	Obligations of Employment

You further covenant and agree as follows:

(a)

Performance and Duty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business of the Company. You will act honestly and in good faith in what you reasonably believe to be in the best interests of the Company. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a reasonably prudent Chief Financial Officer would exercise in comparable circumstances.

(b)

Business of the Company: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company.

(d)

No Personal Benefit: You will not receive or accept for your own benefit, either directly or indirectly, any commission, rebate, discount, financial gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the Board, except that you may accept dinners, event tickets and other customary gifts with values of less than US$200, as long as there is no frequent pattern of such customary gifts from any person or entity, or related group of persons or entities, that would give rise to the perception of a conflict of interest.

(e)

Business Contacts: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding the subsequent termination of your employment.

(f)

Return of Company Property: Upon termination of your employment, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards, equipment or other property belonging to the Company. You will be permitted to keep your laptop, cell phone and computer desk monitor upon termination of your employment.

(g)

Pre-existing Obligations: You are hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to any former employers and to any other Person. The Company is not employing you to obtain the confidential information or business opportunities of any former employers or any other Person.

5.	Termination

(a)

Resignation: If for any reason you should wish to leave the Company, you will provide the Company with three weeks’ prior written notice of your intention (the “Resignation Period”). The Parties hereby agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period or any part thereof, and end your employment by delivering to you a written notice accompanied by payment of your Base Salary due to you during the remainder of the Resignation Period.

(b)

Termination for Cause: The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Board.

(c)

Termination Without Cause: The Company may terminate your employment at any time without Cause in accordance with the B.C. Employment Standards Act (“ESA”). You acknowledge, agree and accept the incorporation of the termination provisions of the ESA into this Agreement and expressly waive any right to reasonable notice at common law. You agree that for the purposes of determining any entitlement under the ESA, your start date with the Company is August 1, 2019.

6.	Agreement Voluntary and Equitable

The Parties agree that they each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that they each have executed this Agreement voluntarily and of their own free will.

7.	Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement without the prior written consent of the Company. This Agreement enures to the benefit of and is binding upon you and the Company and your respective heirs, executors, administrators, successors and permitted assigns.

8.	Severability

If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, it shall be deemed to extend only over the maximum duration, activity, geographic extent, and subject as to which such provision shall be valid and enforceable under applicable law.

9.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any Party can be held responsible in any way, other than as expressed in writing in this Agreement. No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

10.	Notice

Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered by hand to you or to the Chair of the Board, as appropriate, or delivered or sent by registered mail, fax or e-mail to the address of the Parties set out below. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this section.

Aquinox Pharmaceuticals (Canada) Inc. 450 – 887 Great Northern Way, V5T 4T5 Vancouver, British Columbia Attn: President & CEO Fax: 604-295-4748	Kamran Alam kalam@aqxpharma.com

11.	Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by any Party to this Agreement to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

12.	Survival of Terms

The provisions of sections 1, 3, 8, 9, 12, 13, 14 and 17, and of subsections 4(d) and 4(e) of this Agreement will survive the termination of your employment.

13.	Further Assistance

The Parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

14.	Equitable Remedies

You hereby acknowledge and agree that a breach of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement. The Company hereby acknowledges that any material unilateral change or modification to this Agreement or a material adverse change to your position, duties or compensation, without your prior written consent, except as provided for in section 5, may constitute constructive dismissal or breach of contract and, in addition to all other remedies available to you at law or in equity, you shall be entitled as a matter of right to apply to a court of competent jurisdiction for compensation, relief or other award as may be determined appropriate in the circumstances to ensure compliance with the provisions of this Agreement.

15.	Conflict

In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this agreement shall prevail.

16.	Time

Time is of the essence of this Agreement.

17.	Governing Laws

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia. Each Party attorns to the non-exclusive jurisdiction of courts of British Columbia.

18.	Independent Legal Advice

You acknowledge that you have been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and have been advised to do so by the Company and that you understand the terms and rights and obligations under this Agreement.

19.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

Aquinox Pharmaceuticals (Canada) Inc.

By:	/s/ David J. Main

Name:	David J. Main

Title:	President and Chief Executive Officer

Date:	August 5, 2019

I acknowledge and accept the terms and conditions of my employment with the Company as set out above. I agree that because I received good and valuable consideration in the termination of my employment from the Company on August 8, 2019, that I am commencing this Term of employment as a new employee for all purposes:

SIGNED, SEALED AND DELIVERED by Kamran Alam in the presence of:	) )
)
/s/ Sean Barnicle	)
Signature of Witness	) )
Sean Barnicle	)	/s/ Kamran Alam
Name of Witness	) )	Kamran Alam
	)	Date: August 5, 2019
Address of Witness	)
Vancouver, BC V6G 2PS	) )
)
)
Accountant	)
Occupation of Witness	)

SCHEDULE A

Responsibilities and Duties

Job responsibilities include, but are not limited to, the following activities:

JOB DESCRIPTION (Brief Listing of Major Job Duties)

The Vice President Finance and CFO is responsible for all company finances, financial reporting (internal & external), business development, and the financing and business strategies for the Company.

The CFO reports to the CEO and is responsible (directly or indirectly) for all of the members of the finance team and business development team.

ESSENTIAL FUNCTIONS (Essential Functions & Responsibilities)

	Description	%
1.

Corporate Finance & Corporate Strategy

•  Strategic Plan – work in conjunction with the executive team to implement and carry out strategic plan.

•  Financial Strategy – works with the CEO to achieve financing goals for the company.

•  Build/manage relationships with current and potential future Investment bankers to optimize financings/M&A opportunities and timing.

•  Budgeting & Cash management -plan, implement, and report on internal budgets/investment in programs/projects/infrastructure to optimize shareholder value/return on investment.

•  Cash Flow Projections -short-term-long-term -create 3-year plan & maintain to incorporate ongoing business strategy and financing strategy.

35%

2.

Financial Accounting/Reporting & Compliance

•  Manage all aspects of public company requirements, such as SEC reporting, SOX internal control assessment, stock exchange rules, board and committee activities, shareholder reporting, and annual meetings:

•  Financial reporting to Board & Management-present management reports to Board and Management as per pre-set reporting schedule and provide verbal updates as required.

•  Financial Statement Review-review of all statements for external publication and internal analyses of revenues, expenditures, assets & liabilities.

•  Responsible for all Canadian and US regulatory filing requirements including Sarbanes Oxley in line with securities guidelines, ensuring continued compliance.

•  MD&A & Shareholder Messages -update & maintain MD&A to current reporting. period, as applicable.

•  Supervise Finance Team.

•  Liaison with solicitors and auditors -with respect to reporting requirements, legal documents and filings.

25%

	Description	%
3.	Investor Relations • Develop and maintain relationships with investors in order to maximize the value of the corporation and raise capital as appropriate and necessary: • Shareholder Relations – answer shareholder questions when appropriate (re finances, budge, etc). • Banker Conferences and NDRs- participate in meetings with current and potential future investors as needed. • Analyst relations - Meet with analysts & maintain dialogue re company’s progress (in conjunction with CEO & Investor Relations Team).	15%

4.	Corporate Secretary/Governance • Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges: • Manage dissemination of Board materials, and capture minutes of meetings • Maintain good Corporate Governance practices at the Board level and within the organization • Participate in strategic and finance-related discussions at the Board and Audit Committee level	10%

5.

Business Development & Business Operations

•  Business Development- in conjunction with CEO develop and implement strategy and plan for %partnering/M&A. Responsible for overseeing licensing/partnering and due diligence process.

•  Supervise BD team

•  Risk management & assessment, insurance, treasury management.

•  Contract Review & Negotiation - review all material corporate contracts, related financial information & negotiable terms, before finalization.

•  Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall performance and effectiveness of the corporation.

		25%

JOB SPECIFICATIONS

		SP	RD
1.	Designated CMA, CGA or CA with min. ten years’ experience.	X

2.	Demonstrated US GAAP reporting requirements.	X	X

3.	Experience achieving public equity financing and alternate sources of capital.	X	X

4.	Working experience with Sarbanes/Oxley reporting requirements & Corporate Governance compliance.	X	X

5.	Knowledge of Industry/Competition.	X

6.	Public Speaking.	X	X

7.	Demonstrated ability to build collaborative and strategic relationships to support the requirements of the role.	X

8.	Demonstrated strategic thinking and leadership ability.	X

9.	Proactive and forward thinking.	X

10.	Ability to motivate and challenge peers and direct reports.	X

11.	Ability to quickly adapt and support changing business needs.	X

12.	Ability to wear many hats, be productive and deliver on responsibilities.	X

13.	A “make it happen” attitude, long with a strong commitment to teamwork, and initiative.	X